EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the reference to our firm in the Registration Statement (Form S-8) of Wintrust Financial Corporation for the registration of 5,865 shares of common stock of Wintrust Financial Corporation that may be issued upon exercise of outstanding stock options previously granted by First Northwest Bancorp, Inc. and to the incorporation by reference therein of our report dated March 4, 2005, with respect to the consolidated financial statements of Wintrust Financial Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.



                                                 /s/ ERNST & YOUNG LLP
Chicago, Illinois
April 28, 2005